Exhibit 99.1

PC Connection, Inc. Reports Third Quarter 2013 Results

THIRD QUARTER SUMMARY:

  Net sales: $580.4 million, up 3.4% year over year
  Operating margin increased to 3.0% of net sales
  Diluted earnings per share: $0.40, up 8.1% year over year
  Cash balance increased to $77 million, from $40 million at December 31, 2012

MERRIMACK, N.H.--(BUSINESS WIRE)--October 24, 2013--PC Connection, Inc. (NASDAQ: PCCC), a provider of a full range of information technology (IT) solutions to business, government, and education markets, today announced results for the quarter ended September 30, 2013. Net sales for the third quarter of 2013 were $580.4 million, an increase of 3.4% compared to $561.3 million for the third quarter of 2012. Net income for the quarter ended September 30, 2013 was $10.6 million, or $0.40 per diluted share, compared to net income of $9.9 million, or $0.37 per diluted share, for the corresponding prior year quarter.

Net sales for the nine months ended September 30, 2013 were $1,643.1 million, an increase of $40.4 million or 2.5%, compared to $1,602.6 million for the nine months ended September 30, 2012. Net income for the nine months ended September 30, 2013 was $25.8 million, or $0.98 per diluted share, compared to net income of $24.2 million, or $0.91 per diluted share, for the corresponding prior year period. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, and special charges (“Adjusted EBITDA”) totaled $65.6 million for the twelve months ended September 30, 2013, as compared to $60.0 million for the twelve months ended September 30, 2012.

Quarterly Sales by Segment:

  Net sales for the SMB segment increased by 7.3% in the quarter to $235.3 million, compared to net sales in the third quarter of 2012. Notebook/tablet and desktop/server sales had strong growth during the quarter of 11% and 14%, respectively. SMB software sales grew by 18% due to increased demand in security, virtualization, office productivity, and operating systems software.
  Net sales for the Large Account segment totaled $193.1 million, an increase of 0.2%, compared to net sales in the third quarter of 2012. Storage had strong growth of 18% during the quarter. Commercial sales, which consists of SMB and Large Account sales, increased by 4.0% from the prior year quarter.
  Net sales to government and education customers (Public Sector segment) increased by 1.8% year over year to $151.9 million. Sales to state and local government and educational institutions increased by 12.7% compared to last year. Sales to the federal government decreased by 18.1% as a result of the ongoing budgetary constraints.

Quarterly Sales by Product Mix:

  Notebook/tablet sales, the Company’s largest product category, increased by 7% year over year and accounted for 20% of net sales in the third quarter of 2013, compared to 19% of net sales in the third quarter of 2012. Both SMB and Public Sector experienced strong year-over-year growth in notebook/tablet sales.
  Desktop/server sales accounted for 16% of net sales in the third quarter of 2013, compared to 15% of net sales in the third quarter of 2012. All three segments contributed to the 11% year-over-year growth in this category, with both SMB and Public Sector achieving double digit increases compared to prior year quarter.
  Software sales increased by 7% year over year, accounting for 15% of net sales in the third quarters of 2013 and 2012. We experienced strong growth in security, virtualization, office productivity, and operating system software.
  Net/Com Product sales increased by 8% year over year, accounting for 10% of net sales in the third quarters of 2013 and 2012. Strong growth in enterprise networking in the Public Sector segment contributed to the overall growth during the quarter.

Overall gross profit dollars increased by $4.3 million, or 6.0%, in the third quarter of 2013, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.2% in the third quarter of 2013, compared to 12.9% in the prior year quarter.

Total selling, general and administrative expenses increased in the third quarter of 2013 to $59.0 million from $55.9 million in the prior year quarter, and increased as a percentage of net sales to 10.2% from 10.0%. SG&A will increase by approximately $0.5 million per quarter starting in the fourth quarter of 2013, as the Company begins to depreciate the Customer Master Data Management project that was recently placed into service. We continue to invest in solution sales capabilities and expect SG&A expenses to rise accordingly as the year progresses. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant positive cash flow in the nine months ended September 30, 2013. Total cash was $77.2 million at September 30, 2013, compared to $39.9 million at December 31, 2012. We currently estimate that the December 31, 2013 cash balance will be lower than the September 30, 2013 balance due to normal working capital fluctuations. Days sales outstanding were 37 days at September 30, 2013, compared to 41 days at September 30, 2012, and inventory turns remained consistent with 27 turns in the third quarters of 2013 and 2012.

“I am pleased with our results this quarter. We increased revenues, gross margin, operating margin, and earnings per share while improving our working capital metrics in a challenging environment. We continue to transform our business to provide higher value technology solutions that help our customers solve their business challenges,” said Timothy McGrath, President and Chief Executive Officer. “We believe the strategies we have put in place will position us well to gain market share and enhance long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA, pro forma net income, and pro forma earnings per share are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Reconciliations of Adjusted EBITDA, pro forma net income, and pro forma earnings per share to GAAP net income are provided in tables immediately following the Condensed Consolidated Statements of Income.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers and telesales specialists, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a cloud-based eProcurement system. Backed by over 500 technical certifications, MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels and other costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses in 2013, the Company’s efforts in improving efficiencies and streamlining its business, the Company’s anticipated product growth categories, and other statements of a non-historical basis (including statements regarding areas of demand for the Company’s products, the Company’s ability to grow revenues, improve gross margins, increase market share, enhance long-term shareholder value and increase earnings per share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2013		2012
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$580,356		$561,294		3%
Diluted earnings per share	$0.40		$0.37		8%

Gross margin	13.2%		12.9%
Operating margin	3.0%		2.9%
Return on equity (1)	11.1%		11.1%

Inventory turns	27		27
Days sales outstanding	37		41

Product Mix:
Notebook/Tablet	$116,176	20%	$108,474	19%	7%
Desktop/Server	93,440	16	84,061	15	11%
Software	87,519	15	81,902	15	7%
Net/Com Product	58,920	10	54,718	10	8%
Video, Imaging and Sound	51,948	9	51,907	9	-
Printer and Printer Supplies	37,649	7	41,227	7	(9%)
Storage	37,206	6	37,090	7	-
Memory and System Enhancement	19,275	3	18,829	3	2%
Accessory/Services/Other	78,223	14	83,086	15	(6%)
Total Net Sales	$580,356	100%	$561,294	100%	3%

Stock Performance Indicators:
Actual shares outstanding	26,169		26,463
Total book value per share	$12.22		$11.28
Tangible book value per share	$10.14		$9.18
Closing price	$15.09		$11.51
Market capitalization	$394,890		$304,589
Pro forma trailing price/earnings ratio	11.5		9.5
LTM Adjusted EBITDA (2)	$65,583		$60,001
Adjusted market capitalization/LTM Adjusted EBITDA (3)	4.8		4.2

(1) Based on last twelve months' net income.

(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges.

(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2013		2012
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$235,285	15.6%	$219,235	15.4%
Large Account	193,124	12.1	192,818	11.5
Public Sector	151,947	10.8	149,241	10.8
Total	$580,356	13.2%	$561,294	12.9%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30,	2013		2012
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$580,356	100.0%	$561,294	100.0%
Cost of sales	503,803	86.8	489,088	87.1
Gross profit	76,553	13.2	72,206	12.9

Selling, general and administrative expenses	59,043	10.2	55,906	10.0
Income from operations	17,510	3.0	16,300	2.9

Interest/other expense, net	(39)	-	(63)	-
Income tax provision	(6,882)	(1.2)	(6,336)	(1.1)
Net income	$10,589	1.8%	$9,901	1.8%

Earnings per common share:
Basic	$0.40		$0.37
Diluted	$0.40		$0.37

Shares used in the computation of earnings per share:
Basic	26,169		26,470
Diluted	26,399		26,660

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Nine Months Ended September 30,	2013		2012
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$1,643,066	100.0%	$1,602,626	100.0%
Cost of sales	1,425,759	86.8	1,392,238	86.9
Gross profit	217,307	13.2	210,388	13.1

Selling, general and administrative expenses	174,289	10.6	169,259	10.5
Special charges	-	-	1,135	0.1
Income from operations	43,018	2.6	39,994	2.5

Interest/other expense, net	(135)	-	(110)	-
Income tax provision	(17,042)	(1.0)	(15,682)	(1.0)
Net income	$25,841	1.6%	$24,202	1.5%

Earnings per common share:
Basic	$0.99		$0.92
Diluted	$0.98		$0.91

Shares used in the computation of earnings per share:
Basic	26,099		26,437
Diluted	26,351		26,586

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
Nine Months Ended September 30,			2013	2012
(provided for comparison of our operating results without special charges, amounts in thousands)
GAAP net income			$25,841	$24,202
Special charges (after tax)			-	681
Pro forma net income			$25,841	$24,883

Pro forma diluted earnings per common share			$0.98	$0.93

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2013	2012	% Change	2013	2012	% Change
Net income	$10,589	$9,901		$34,710	$31,629
Depreciation and amortization	1,675	1,670		7,055	6,429
Income tax expense	6,882	6,336		22,796	19,950
Interest/other expense, net	39	63		150	198
EBITDA	19,185	17,970		64,711	58,206
Stock-based compensation	452	157		872	1,502
Other special charges	-	-		-	293
Adjusted EBITDA	$19,637	$18,127	8%	$65,583	$60,001	9%

(1) LTM: Last twelve months

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2013	2012
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$77,181	$39,907
Accounts receivable, net	250,991	267,310
Inventories	76,373	69,637
Deferred income taxes	5,250	5,250
Prepaid expenses and other current assets	4,495	3,934
Income taxes receivable	30	434
Total current assets	414,320	386,472
Property and equipment, net	26,773	26,104
Goodwill	51,276	51,276
Other intangibles, net	3,080	3,757
Other assets	731	714
Total Assets	$496,180	$468,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of capital lease obligation to affiliate	$187	$989
Accounts payable	125,214	126,110
Accrued expenses and other liabilities	21,956	22,562
Accrued payroll	15,680	13,824
Total current liabilities	163,037	163,485
Deferred income taxes	10,388	10,514
Other liabilities	2,969	3,021
Total Liabilities	176,394	177,020
Stockholders’ Equity:
Common stock	280	278
Additional paid-in capital	104,256	101,735
Retained earnings	231,112	205,271
Treasury stock at cost	(15,862)	(15,981)
Total Stockholders’ Equity	319,786	291,303
Total Liabilities and Stockholders’ Equity	$496,180	$468,323

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30,	2013	2012
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$25,841	$24,202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,011	4,851
Provision for doubtful accounts	727	1,453
Deferred income taxes	(126)	1,523
Stock-based compensation expense	753	1,376
Loss on disposal of fixed assets	7	80
Income tax benefit from stock-based compensation	505	213
Excess tax benefit from exercise of stock options	(228)	(15)
Fair value adjustment to contingent consideration	-	(44)

Changes in assets and liabilities:
Accounts receivable	15,592	23,427
Inventories	(6,736)	11,959
Prepaid expenses and other current assets	(157)	861
Other non-current assets	(17)	(82)
Accounts payable	(963)	(2,398)
Accrued expenses and other liabilities	1,198	(3,725)
Net cash provided by operating activities	41,407	63,681

Cash Flows from Investing Activities:
Purchases of property and equipment	(4,943)	(7,010)
Proceeds from sale of equipment	-	10
Net cash used for investing activities	(4,943)	(7,000)

Cash Flows from Financing Activities:
Repayment of short-term borrowings	-	(12,471)
Proceeds from short-term borrowings	-	7,204
Exercise of stock options	1,654	872
Issuance of stock under Employee Stock Purchase Plan	307	260
Excess tax benefit from exercise of stock options	228	15
Repayment of capital lease obligation to affiliate	(802)	(718)
Payment of payroll taxes on stock-based compensation through shares withheld	(577)	(504)
Purchase of treasury shares	-	(1,466)
Payment of contingent consideration	-	(960)
Net cash provided by (used for) financing activities	810	(7,768)
Increase in cash and cash equivalents	37,274	48,913
Cash and cash equivalents, beginning of period	39,907	4,615
Cash and cash equivalents, end of period	$77,181	$53,528

Non-cash Investing and Financing Activities:
Issuance of nonvested stock from treasury	$403	$1,314
Accrued capital expenditures	320	388

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2322
Senior Vice President, Treasurer and Chief Financial Officer